Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-139367) of US BioEnergy Corporation of the following reports, which appear in the Annual Report on Form 10-K of US BioEnergy Corporation for the year ended December 31, 2006:
•	our report dated March 29, 2007 relating to our audits of the consolidated balance sheets of US BioEnergy Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the period from October 28, 2004 (date of incorporation) to December 31, 2004,

•	our report dated June 21, 2006 relating to our audit of the consolidated statements of operations, member’ equity and cash flows of United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005,

•	our report dated June 9, 2006 relating to our audits of the consolidated balance sheet of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and the related consolidated statements of operations, members’ equity and cash flows for each year in the two year period ended December 31, 2005, and

•	our report dated March 29, 2007, relating to the financial statement Schedule II.

/s/ McGladrey & Pullen, LLP
Sioux Falls, South Dakota
March 29, 2007